Exhibit 23.2
Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm
We consent to the references to our firm under the caption “Experts” in the Registration Statement (Form S-3 No. 333-157649) filed with the Securities and Exchange Commission on March 3, 2009, and related Prospectus and Prospectus Supplement of American Financial Group, Inc. (the Company) for the registration of its Senior Notes and to the incorporation by reference therein of our reports dated February 26, 2010, with respect to the consolidated financial statements and schedules of the Company, and the effectiveness of internal control over financial reporting of the Company, included in its Annual Report (Form 10-K) for the year ended December 31, 2009, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Cincinnati, Ohio
September 21, 2010